Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

Axalta Releases Fourth Quarter and Full Year 2021 Results
Strong Operating Execution Despite Continued Supply Chain Challenges; Persistent Inflation Partially Offset by Continued Pricing Gains
GLEN MILLS, PA, January 31, 2022 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter 2021 Highlights
•Net sales of $1,137.2 million increased 5.8% year-over-year; ongoing Performance Coatings growth including fifth consecutive quarter of year-over-year Industrial end-market growth, partly offset by continued OEM production constraints from supply shortages in Mobility Coatings
•Income from operations of $94.7 million versus $163.2 million in Q4 2020; Adjusted EBIT of $121.0 million compared with $205.4 million in Q4 2020 resulting from substantial cost inflation impact in addition to Mobility volume headwinds
•Diluted EPS of $0.23 versus $0.30 in Q4 2020; Adjusted diluted EPS of $0.30 versus $0.58 in Q4 2020
•Cash flow from operations was $268.6 million compared to $278.4 million in Q4 2020
•Completed share repurchases totaling $30.0 million
Full Year 2021 Highlights
•Net sales of $4,416.2 million, increased 18.2% year-over-year; solid recovery from 2020 pandemic volume impacts, partially offset by Mobility Coatings semiconductor constraints impacting customer production
•Income from operations of $462.4 million versus $305.5 million in 2020; Adjusted EBIT of $623.2 million increased 16.1% versus 2020 despite substantial cost inflation
•Diluted EPS of $1.14 versus $0.52 in 2020; Adjusted diluted EPS of $1.67 increased 25.6% from $1.33 in 2020
•Cash flow from operations was $558.6 million compared to $509.3 million in 2020
•Disciplined capital allocation including share repurchases totaling $243.7 million and M&A investments of $649.0 million
Fourth Quarter 2021 Consolidated Financial Results
Fourth quarter net sales of $1,137.2 million increased 5.8% year-over-year inclusive of a 1.2% foreign currency headwind, driven by 3.6% higher average price and product mix and a 3.9% M&A contribution. Performance Coatings recorded a 14.2% net sales increase, including double-digit growth rates from both the Refinish and Industrial end-markets. The 10.1% net sales decrease for Mobility Coatings included a 14.4% decrease from Light Vehicle due to continued OEM customer production constraints from ongoing semiconductor chip and other supply chain shortages. This was partly offset by solid 7.6% net sales growth from Commercial Vehicle given supportive demand and customer production rates despite moderate supply chain issues also impacting that end-market. Substantial price and product mix realization of 3.6% within both Performance Coatings and Mobility Coatings came from pricing adjustments implemented to offset broad-based inflationary pressure, while product mix was a moderate headwind for the period. Net sales were also broadly constrained during the fourth quarter by limitations in availability for key raw materials due to both supply availability and transportation bottlenecks seen during the period.

Income from operations for Q4 2021 totaled $94.7 million versus $163.2 million in Q4 2020. Net income to common shareholders was $53.2 million for the quarter compared with $69.7 million in 2020, and diluted earnings per share was $0.23 compared with $0.30 in Q4 2020. Results were significantly impacted by lower volumes from Mobility Coatings, substantial variable cost inflation, and other cost inflation in logistics, labor, and energy from the prior year quarter, and the lapse of certain temporary cost reductions from the prior year period. Partly offsetting this result was continued demand strength driving strong organic growth within Performance Coatings, pricing and acquisition contributions. Net income to common shareholders also benefited by approximately $42.9 million, net of tax, from the combined impacts of gains on the sales of facilities in the quarter as well as lower debt extinguishment and retention costs, and the release of unrecognized tax benefits offset by increased acquisition-related costs.
Robert W. Bryant, Axalta’s President and CEO, commented, “Axalta’s fourth quarter results underscored strong continued operating execution during 2021. The business produced strong cash flow and managed well through a challenging environment marked by extensive cost inflation and supply chain headwinds, and also recent pandemic-driven labor constraints impacting Axalta and customer production sites. We continue to take active steps to offset these headwinds by implementing pricing and cost actions, though, exiting the year, a gap remains between cost inflation and realized offsets. As such, we are implementing additional price actions as required to offset cost increases across our enterprise. Our current expectation is that, in aggregate, remaining uncovered inflation from 2021 as well as incremental inflation expected this year will be offset fully during the course of 2022.”
Mr. Bryant continued, “Axalta continues to enjoy strong demand across nearly every business line, though strong underlying consumer demand in Mobility Coatings continues to be unmet due to OEM customer production disruptions. Persistent global supply chain constraints have impacted volumes across the business, especially in the Light Vehicle end-market with semiconductors, while raw material availability has also limited volumes while driving further cost inflation across both segments. We are encouraged at early improvement in chip availability within automotive during the fourth quarter and remain optimistic that 2022 could see a solid rebound in light vehicle production, which, when coupled with strong consumer demand, has the potential to drive a multi-year recovery.”
Full Year Consolidated Financial Results
Net sales of $4,416.2 million for 2021 increased 18.2%, including a 1.8% foreign currency benefit and a 1.9% M&A contribution compared with 2020. Constant currency organic net sales increased 14.5% in the period over 2020, driven by 10.5% higher volume as a result of recovery from COVID-19 impacts and 4.0% higher average price and product mix, with positive contribution from both segments. Despite reported net sales growth from 2020, volumes in Light Vehicle were significantly impacted during 2021 by customer supply chain constraints, and Light Vehicle net sales for the year were 16.2% below 2019 levels.
Income from operations increased 51.4% to $462.4 million for 2021 from $305.5 million in 2020. Net income to common shareholders was $263.9 million for the year compared with $121.6 million in 2020, and diluted earnings per share was $1.14 compared with $0.52 in 2020. These results were driven principally by volume recovery from COVID-19 impacts during 2020, partly offset by impacts from supply chain challenges. Profit drivers included tailwinds from price and product mix, positive M&A contribution, and foreign exchange translation benefit, partly offset by notably higher variable costs which increased ~15% for the full year, and also other inflation in costs from logistics, labor, and energy. Net income to common shareholders also benefited by approximately $51.5 million, net of tax, from the combined impacts of gains on the sales of facilities, lower costs in the current year related to our strategic review, debt extinguishments, retention costs and employee-related severance costs offset by increased acquisition-related costs and the net unfavorable impact.of discrete tax items.
Mr. Bryant commented, “2021 was a year that began with strong overall demand and pandemic recovery tailwinds but which quickly ran into macro roadblocks from cost inflation and supply constraints. Despite these factors, Axalta’s execution was strong, and the company delivered an increase in operating earnings and also robust overall cash flow. This was highlighted by excellent ongoing organic growth coming from the portfolio of businesses in our Industrial end-market and by excellent traction seen in achieving pricing offsets to inflationary cost pressures. Our focus on growth and on shareholder value are witnessed in these results and further through our execution of substantial value-creating capital deployment during the year via both share buybacks and two acquisitions.”

“For 2022, we expect a year of continued solid end-market demand, and anticipate potential stabilized raw material cost inflation after the first quarter of 2022, which is expected to also be a peak quarter for inflation rates despite expectations for low double digit inflation to be recorded this year,” Mr. Bryant stated. “Our key 2022 objectives include focus on organic growth across all business lines, continuing to integrate and drive growth from our recently closed acquisitions, and effective excess capital deployment through share repurchases and additional acquisitions.”
2030 Sustainability Goals Announced
On January 25, 2022, Axalta announced its commitment to an absolute reduction of 50% of Scope 1 and 2 greenhouse gas (GHG) emissions by 2030, on its way to becoming carbon neutral in its operations by 2040. In addition, the company has made 10 new sustainability commitments for 2030. Key among these is the commitment to produce sustainability benefits from 80% of Axalta’s new technology and innovation developments.

Robert Bryant commented, “Along with our pursuit of growth and value creation, we are very excited to announce our commitment to building a more sustainable future and to share our 2030 Sustainability Goals, which are detailed in full at axalta.com/sustainability. Aligned with these new goals, we have rolled out a new strategic ESG construct. Structured under three pillars - Planet Solutions, Business Solutions, and People Solutions - this construct will guide us from a strategic, customer partnership, and employee engagement perspective. We’re excited to work with our people, our customers, and other global stakeholders on this journey toward a more sustainable future. We look forward to sharing our progress on these goals over time, which we view as a key piece of our commitment to developing value at Axalta for all stakeholders,” Mr. Bryant concluded.
Performance Coatings Fourth Quarter Results
Performance Coatings fourth quarter net sales were $804.0 million, an increase of 14.2% year-over-year. Constant currency net sales saw 9.6% year-over-year organic growth in the period as both end-markets provided strong contributions to a 5.0% segment volume increase and a 4.6% price and product mix benefit. M&A, which included a full quarter contribution from the U-POL acquisition that closed in mid-September 2021, added 6.0% to segment net sales in the period. Foreign exchange in the fourth quarter was a 1.4% year-over-year headwind led by the Euro.
Refinish net sales increased 12.8% year-over-year to $470.9 million in Q4 2021, including a 4.5% year-over-year volume increase as stabilized global traffic supported stronger customer demand in the period. Despite the ongoing recovery, volumes remained below 2019 pre-pandemic levels by high single digits in the fourth quarter. Incremental traffic recovery over the next year coupled with ongoing new product rollouts is anticipated to drive continued growth in Refinish net sales. Average price and product mix increased low single digits in the period, including moderate mix headwinds, to counteract rising variable cost inflation. The U-POL acquisition contributed 8.1% to overall net sales growth for Refinish in the period.
Industrial net sales increased 16.3% to $333.1 million, including strong mid-single digit volume growth coupled with high single digit increases in average price and product mix, largely from improved pricing to offset variable cost inflation. Net sales increased substantially in all Industrial end-businesses and nearly all regions. Despite this strong result, constrained raw material availability also continued during the period and moderately impacted net sales volumes, primarily in North America and EMEA.
The Performance Coatings segment generated Adjusted EBIT of $99.7 million in the fourth quarter compared with $129.5 million in Q4 2020, with associated margins of 12.4% and 18.4%, respectively. This result was led by continued volume as well as positive price and product mix, which was more than offset by increases in variable cost inflation and a step down in temporary cost savings versus the prior year period.
Mobility Coatings Fourth Quarter Results
Mobility Coatings net sales were $333.2 million in Q4 2021, a decrease of 10.1% year-over-year, including a 0.8% currency translation headwind. Constant currency net sales decreased 9.3% year-over-year, driven by a 11.0% decrease in volume, including notable customer supply constraint impacts, offset partially by a 1.7% price-mix improvement inclusive of moderate mix headwinds.

Light Vehicle net sales decreased 14.4% to $254.9 million year-over-year (decreased 13.7% excluding foreign currency headwinds), driven by continued customer supply constraints, which improved moderately in the fourth quarter and contributed to a sequential improvement in net sales volumes of 11.5%. Axalta estimates that total impact from customer supply constraints during Q4 was approximately $65 million, with automotive production for the full year reduced by approximately 9.6 million vehicles versus initial forecasts. Production impacts from supply chain constraints are expected to abate somewhat during the course of 2022, and Axalta is assuming an ~8.5% increase in 2022 automotive production on average across its customer base, aligned with industry forecasts.
Commercial Vehicle net sales increased 7.6% to $78.3 million versus Q4 2020 (increased 8.4% excluding foreign currency), driven by ongoing global production rate stability versus the prior year quarter and supported by strong continued global demand across most vehicle end-businesses served, especially in truck and recreational vehicle. Average price and product mix was a moderate tailwind in the period driven by pricing improvement implemented to offset inflation. Overall Commercial Vehicle demand remains healthy, with new truck backlogs remaining historically strong and supporting strong ongoing production rates globally, excluding China.
The Mobility Coatings segment recorded an Adjusted EBIT loss of $3.5 million in Q4 2021 compared with Adjusted EBIT of $47.9 million in Q4 2020. This result was driven by substantial global volume headwinds in Light Vehicle, coupled with continued variable cost and reduced operating expense tailwinds due to lower temporary cost savings than those seen in the prior-year quarter, offset slightly by tailwinds in average price and product mix.
Balance Sheet and Cash Flow Highlights
Axalta ended the year with cash and cash equivalents of $840.6 million and total liquidity of approximately $1.4 billion. Our net debt to trailing twelve month (“LTM”) Adjusted EBITDA ratio was 3.5x at year end and consistent with the September 30, 2021 level, driven by stronger cash balances despite completed share repurchases, offset by moderately lower LTM Adjusted EBITDA. Axalta ended the year with an Adjusted EBITDA to interest expense coverage ratio of 6.3x.
Fourth quarter total operating cash flow was $268.6 million versus $278.4 million in Q4 2020, reflecting solid underlying operating performance despite persistent raw material inflation and overall focus on driving cash flow. Free cash flow totaled $249.4 million compared with $256.0 million in Q4 2020, including lower capital expenditures in the period totaling $22.9 million versus $25.9 million in the prior year quarter. Investing activities also increased in the fourth quarter with the sales of multiple properties, which cumulatively benefited cash balances by $25.4 million during the fourth quarter. We repurchased 1.0 million shares of our common stock during the fourth quarter for total consideration of $30.0 million at an average price of $30.94 per share, bringing repurchases under our program for 2021 to a total of $243.7 million at an average price of $29.58 per share.
“The fourth quarter demonstrated strong operating execution and excellent cash conversion in the context of challenged operating earnings due to supply chain issues. We are proud of the team’s continued focus, which enabled mitigation of cost inflation headwinds during the course of 2021 and allowed us to finish the year with a strong foundation for continued recovery during 2022,” said Sean Lannon, Axalta’s Chief Financial Officer. “In 2022, we plan to focus intently on closing the price-cost gap with ongoing pricing actions, while driving our organic growth goals and maintaining vigilance around strong capital returns on our investments. Capital allocation will continue to target shareholder value creation with both opportunistic share repurchases and disciplined M&A, and we believe Axalta remains on track to deliver our 2024 earnings targets.”

Q1 2022 Guidance
•Net Sales: ~+5% including ~(3)% FX, ~4% M&A benefit; anticipated price of mid- to high-single digits
◦Performance Coatings: high single digits growth (ex-FX and M&A)
◦Mobility Coatings: high single digits contraction (ex-FX and M&A)
•Adjusted EBIT: $100-120 million
•D&A: ~$81 million; including ~$24 million of step-up D&A
•Interest Expense: ~$32 million
•Tax Rate: 22-24%
•Adjusted Diluted EPS: $0.22-$0.29; including $0.02 FX headwind
•Expected raw material inflation of ~25-27% versus Q1 2021
Full Year 2022 Commentary
•Performance Coatings growth expected from continued Refinish recovery, continued robust organic growth within Industrial Coatings
•Global auto production expected to improve; Mobility Coatings growth solidly ahead of global production levels
•Modest FX headwinds expected driven largely by the Euro and Real
•Raw material inflation expected at low double digits, inclusive of oil price at $85 per barrel (Brent); peak inflation is expected to occur in Q1 2022
•Price-mix anticipated to offset cumulative raw material inflation within 2022
•Adjusted EBIT expected to show strong growth versus 2021 on strong volumes and ramping of pricing, offset partially by continued inflationary pressure which is expected to moderate in 2H 2022
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2021 financial results on February 1, 2022 at 8:00 a.m. ET. The dial-in phone number for the conference call is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through February 8, 2022, with a dial-in number of +1-412-317-6671 and pin: 13726577.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including our outlook and/or guidance, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted diluted EPS, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization and diluted shares outstanding, the effects of COVID-19 on Axalta’s business and financial results, our and our customers’ supply chain constraints and our ability to offset the impacts of such constraints, the timing and amount of any future share repurchases, contributions from our prior acquisitions and our ability to successfully make future acquisitions. Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believe,” “expect,” “assumes,” “estimates,” “likely,” “outlook,” “project,” “may,” “will,” “plan,” “objectives,” “targets,” “guidance,” “could” and “potential” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, net debt to Adjusted EBITDA ratio and Adjusted EBIT margin have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net sales	$1,137.2	$1,074.5	$4,416.2	$3,737.6
Cost of goods sold	804.7	677.8	2,987.3	2,457.9
Selling, general and administrative expenses	194.4	178.9	738.7	695.0
Other operating (benefits) charges	(5.5)	11.9	44.0	110.8
Research and development expenses	15.6	14.0	62.4	55.2
Amortization of acquired intangibles	33.3	28.7	121.4	113.2
Income from operations	94.7	163.2	462.4	305.5
Interest expense, net	33.5	37.5	134.2	149.9
Other (income) expense, net	(1.4)	32.5	(12.3)	33.4
Income before income taxes	62.6	93.2	340.5	122.2
Provision for income taxes	9.2	22.9	76.1	0.2
Net income	53.4	70.3	264.4	122.0
Less: Net income attributable to noncontrolling interests	0.2	0.6	0.5	0.4
Net income attributable to controlling interests	$53.2	$69.7	$263.9	$121.6
Basic net income per share	$0.23	$0.30	$1.14	$0.52
Diluted net income per share	$0.23	$0.30	$1.14	$0.52
Basic weighted average shares outstanding	227.9	235.3	231.0	235.2
Diluted weighted average shares outstanding	228.9	236.2	231.9	236.0

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$840.6	$1,360.9
Restricted cash	10.6	3.1
Accounts and notes receivable, net	937.5	869.8
Inventories	669.7	559.9
Prepaid expenses and other current assets	117.2	132.2
Total current assets	2,575.6	2,925.9
Property, plant and equipment, net	1,186.2	1,194.5
Goodwill	1,592.7	1,294.9
Identifiable intangibles, net	1,278.2	1,148.8
Other assets	584.5	593.1
Total assets	$7,217.2	$7,157.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$657.4	$564.4
Current portion of borrowings	79.7	54.2
Other accrued liabilities	597.8	562.3
Total current liabilities	1,334.9	1,180.9
Long-term borrowings	3,749.9	3,838.5
Accrued pensions	269.3	309.9
Deferred income taxes	174.7	114.0
Other liabilities	149.7	234.1
Total liabilities	5,678.5	5,677.4
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 251.8 and 250.9 shares issued at December 31, 2021 and 2020, respectively	251.8	250.9
Capital in excess of par	1,515.5	1,487.1
Retained earnings	827.2	563.3
Treasury shares, at cost, 24.4 and 16.1 shares at December 31, 2021 and 2020, respectively	(687.2)	(443.5)
Accumulated other comprehensive loss	(414.4)	(424.8)
Total Axalta shareholders’ equity	1,492.9	1,433.0
Noncontrolling interests	45.8	46.8
Total shareholders’ equity	1,538.7	1,479.8
Total liabilities and shareholders’ equity	$7,217.2	$7,157.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Years Ended December 31,
	2021	2020
Operating activities:
Net income	$264.4	$122.0
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	316.5	320.3
Amortization of deferred financing costs and original issue discount	8.9	9.0
Debt extinguishment and refinancing related costs	0.2	34.4
Deferred income taxes	15.0	(55.4)
Realized and unrealized foreign exchange losses, net	10.1	3.9
Stock-based compensation	14.9	15.1
Gain on sales of facilities	(19.7)	—
Interest income on swaps designated as net investment hedges	(18.0)	(14.5)
Other non-cash, net	11.7	16.2
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(80.5)	(26.0)
Inventories	(111.6)	39.6
Prepaid expenses and other assets	(45.3)	(19.9)
Accounts payable	140.1	103.0
Other accrued liabilities	66.2	(70.1)
Other liabilities	(14.3)	31.7
Cash provided by operating activities	558.6	509.3
Investing activities:
Acquisitions, net of cash acquired	(649.0)	(1.0)
Purchase of property, plant and equipment	(121.6)	(82.1)
Proceeds from sales of assets	37.8	0.2
Interest proceeds on swaps designated as net investment hedges	18.0	14.5
Other investing activities, net	(1.2)	6.9
Cash used for investing activities	(716.0)	(61.5)
Financing activities:
Proceeds from long-term borrowings	—	1,200.0
Payments on short-term borrowings	(74.0)	(38.8)
Payments on long-term borrowings	(26.9)	(1,223.3)
Financing-related costs	(3.0)	(39.9)
Net cash flows associated with stock-based awards	14.4	4.3
Purchase of noncontrolling interests	—	(5.8)
Purchases of common stock	(243.8)	(26.0)
Other financing activities	(1.2)	(1.4)
Cash used for financing activities	(334.5)	(130.9)
(Decrease) increase in cash and cash equivalents	(491.9)	316.9
Effect of exchange rate changes on cash	(20.9)	26.6
Cash at beginning of period	1,364.0	1,020.5
Cash at end of period	$851.2	$1,364.0

Cash at end of period reconciliation:
Cash and cash equivalents	$840.6	$1,360.9
Restricted cash	10.6	3.1
Cash at end of period	$851.2	$1,364.0

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Income from operations	$94.7	$163.2	$462.4	$305.5
Other (income) expense, net	(1.4)	32.5	(12.3)	33.4
Total	96.1	130.7	474.7	272.1
Debt extinguishment and refinancing related costs (a)	—	32.0	0.2	34.4
Termination benefits and other employee related costs (b)	1.8	4.5	36.9	74.9
Strategic review and retention costs (c)	—	5.6	9.7	30.7
Acquisition and divestiture-related costs (d)	6.1	—	16.9	0.3
Impairment charges (e)	1.6	2.2	0.8	5.7
Pension special events (f)	0.4	2.1	0.4	(0.4)
Accelerated depreciation (g)	0.7	0.3	2.5	9.2
Indemnity (income) loss (h)	(0.2)	—	(0.4)	0.3
Operational matter (i)	0.5	—	4.4	—
Brazil indirect tax (j)	—	—	(8.3)	—
Gains on sales of facilities (k)	(10.8)	—	(19.7)	—
Step-up depreciation and amortization (l)	24.8	28.0	105.1	109.7
Adjusted EBIT	$121.0	$205.4	$623.2	$536.9

Segment Adjusted EBIT:
Performance Coatings	$99.7	$129.5	$479.4	$344.3
Mobility Coatings	(3.5)	47.9	38.7	82.9
Total	96.2	177.4	518.1	427.2
Step-up depreciation and amortization (l)	24.8	28.0	105.1	109.7
Adjusted EBIT	$121.0	$205.4	$623.2	$536.9

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees, which were earned over a period of 18-24 months ending in September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2021 includes $1.0 million of due diligence costs associated with an unconsummated M&A transaction.

(e)	Represents impairment charges, which are not considered indicative of our ongoing performance. The amount for the year ended December 31, 2021 includes a recovered gain on a previously impaired asset.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity (income) loss associated with acquisitions, which we do not consider indicative of our ongoing operating performance.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.

(k)	Represents non-recurring income related to the sales of previously closed manufacturing facilities and a customer training facility.

(l)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income	$53.4	$70.3	$264.4	$122.0
Less: Net income attributable to noncontrolling interests	0.2	0.6	0.5	0.4
Net income attributable to controlling interests	53.2	69.7	263.9	121.6
Debt extinguishment and refinancing related costs (a)	—	32.0	0.2	34.4
Termination benefits and other employee related costs (b)	1.8	4.5	36.9	74.9
Strategic review and retention costs (c)	—	5.6	9.7	30.7
Acquisition and divestiture-related costs (d)	6.1	—	16.9	0.3
Impairment charges (e)	1.6	2.2	0.8	5.7
Pension special events (f)	0.4	2.1	0.4	(0.4)
Accelerated depreciation (g)	0.7	0.3	2.5	9.2
Indemnity (income) loss (h)	(0.2)	—	(0.4)	0.3
Operational matter (i)	0.5	—	4.4	—
Brazil indirect tax (j)	—	—	(8.3)	—
Gains on sales of facilities (k)	(10.8)	—	(19.7)	—
Step-up depreciation and amortization (l)	24.8	28.0	105.1	109.7
Total adjustments	24.9	74.7	148.5	264.8
Income tax provision impacts (m)	9.9	8.0	25.4	71.4
Adjusted net income	$68.2	$136.4	$387.0	$315.0
Adjusted diluted net income per share	$0.30	$0.58	$1.67	$1.33
Diluted weighted average shares outstanding	228.9	236.2	231.9	236.0

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees, which were earned over a period of 18-24 months ending in September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2021 includes $1.0 million of due diligence costs associated with an unconsummated M&A transaction.

(e)	Represents impairment charges, which are not considered indicative of our ongoing performance. The amount for the year ended December 31, 2021 includes a recovered gain on a previously impaired asset.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity (income) loss associated with acquisitions, which we do not consider indicative of our ongoing operating performance.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.

(k)	Represents non-recurring income related to the sales of previously closed manufacturing facilities and a customer training facility.

(l)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(m)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $7.9 million and expenses of $4.4 million for the three months ended December 31, 2021 and 2020, respectively, and benefits of $1.0 million and $22.4 million for the years ended December 31, 2021 and 2020, respectively. The tax benefits for the year ended December 31, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The tax benefits for the year ended December 31, 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute is realized.

The following table reconciles cash provided by (used in) operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Cash provided by (used in) operating activities	$39.6	$(0.8)	$107.5	$(1.7)	$142.9	$233.4	$268.6	$278.4	$558.6	$509.3
Purchase of property, plant and equipment	(31.8)	(22.7)	(28.5)	(19.7)	(38.4)	(13.8)	(22.9)	(25.9)	(121.6)	(82.1)
Interest proceeds on swaps designated as net investment hedges	3.5	3.7	3.6	3.6	7.2	3.7	3.7	3.5	18.0	14.5
Free cash flow	$11.3	$(19.8)	$82.6	$(17.8)	$111.7	$223.3	$249.4	$256.0	$455.0	$441.7

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021		2020
Net income	$53.4	$70.3	$264.4		$122.0
Interest expense, net	33.5	37.5	134.2		149.9
Provision for income taxes	9.2	22.9	76.1		0.2
Depreciation and amortization	81.8	76.7	316.5		320.3
EBITDA	177.9	207.4	791.2		592.4
Debt extinguishment and refinancing related costs (a)	—	32.0	0.2		34.4
Termination benefits and other employee related costs (b)	1.8	4.5	36.9		74.9
Strategic review and retention costs (c)	—	5.6	9.7		30.7
Acquisition and divestiture-related costs (d)	6.1	—	16.9		0.3
Impairment charges (e)	1.6	2.2	0.8		5.7
Foreign exchange remeasurement (gains) losses (f)	—	(0.3)	2.3		7.2
Long-term employee benefit plan adjustments (g)	0.1	2.2	(0.7)		(0.1)
Stock-based compensation (h)	3.2	(0.8)	14.9		15.1
Dividends in respect of noncontrolling interest (i)	—	(0.4)	(0.7)		(0.9)
Operational matter (j)	0.5	—	4.4		—
Brazil indirect tax (k)	—	—	(8.3)		—
Gains on sales of facilities (l)	(10.8)	—	(19.7)		—
Other adjustments (m)	—	0.1	(0.1)		0.4
Adjusted EBITDA	$180.4	$252.5	$847.8		$760.1

Adjusted EBITDA to interest expense coverage ratio			6.3	x	5.1	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees, which were earned over a period of 18-24 months ending in September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2021 includes $1.0 million of due diligence costs associated with an unconsummated M&A transaction.

(e)	Represents impairment charges, which are not considered indicative of our ongoing performance. The amount for the year ended December 31, 2021 includes a recovered gain on a previously impaired asset.

(f)	Eliminates foreign exchange (gains) losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta’s financial statements.

(j)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

(k)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.

(l)	Represents non-recurring income related to the sales of previously closed manufacturing facilities and a customer training facility.

(m)	Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity (income) losses associated with the acquisition by Axalta of the DuPont Performance Coatings business and gains and losses from the remaining foreign currency derivative instruments.